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                                                       EXHIBIT A

               IN THE COURT OF CHANCERY FOR THE STATE OF DELAWARE
                      	IN AND FOR NEW CASTLE COUNTY

JEWELCOR MANAGEMENT, INC.,

                Plaintiff,
                                         C.A. No. _________________
        v.

LITTLE SWITZERLAND, INC., a
Delaware corporation,

                Defendant.


                             COMPLAINT

         Jewelcor Management, Inc. ("Jewelcor"), by and through its undersigned attorneys, for and as its complaint under 8 Del. C. 211, alleges as follows:


1.	Plaintiff Jewelcor is a record stockholder of the defendant, Little
Switzerland, Inc. ("Little Switzerland" or the "Company"), owning approximately 1,031,000 shares of the Company's common stock. This is an action to compel the holding of an annual meeting of Little Switzerland's stockholders.

2.	Little Switzerland is a Delaware corporation engaged in the business of distributing and marketing jewelry. On information and belief, the Company has issued and outstanding approximately 8,554,200 shares of common stock.

3.	Little Switzerland has not held a meeting of stockholders since on or about
October 11, 1996.

4.	On information and belief, at no time since October 11, 1996, have Little
Switzerland's stockholders acted by written consent in lieu of an annual meeting.

5.	On information and belief, at no time since October 11, 1996, have all the directorships which would be filled at an annual meeting of stockholders been vacant and been filled by the written consent of a majority of stockholders of the Company.

6.	Defendant Little Switzerland, having failed to hold an annual meeting or otherwise been the subject of action by written consent in lieu of a meeting for more than thirteen months, is in violation of the General Corporation Law of the State of Delaware, and Jewelcor is accordingly entitled to a summary order of this Court compelling the holding of a meeting of stockholders of the Company to elect directors at the earliest feasible opportunity.


WHEREFORE, plaintiff prays that this Court enter its orders, judgments and decrees as follows:

  A. Ordering that a meeting of stockholders of Little Switzerland be held immediately, for the purposes of electing directors to fill directorships which should have been subject to election, no later than October 12, 1997 and conducting such other business as is brought before the meeting;

  B.	Ordering that the stockholders' meeting be scheduled to occur on a date which provides adequate time for the stockholders of Little Switzerland to nominate directors and submit other proposals to be considered at the meeting;

  C.	Setting a record date for such meeting.

  D.	Specifying the form of notice for the meeting;

  E.	Awarding Plaintiff its fees and costs in bringing this action, including its reasonable attorneys fees; and

  F.	Awarding such and other further relief as this Court may deem appropriate and proper.



                            MORRIS, JAMES, HITCHENS & WILLIAMS



                            _______________________________________
                            Michael J. Maimone (#3592)
                            Joseph C. Schoell (#3133)
                            222 Delaware Avenue, 10th Floor
                            P.O. Box 2306
                            Wilmington, Delaware 19899
                            (302) 888-6800
                            Attorneys for Plaintiff Jewelcor Management, Inc.


October 6, 1998